SHARE PURCHASE AGREEMENT

Purchase of all of the issued and outstanding shares of

MAX THE MUTT ANIMATION INC.

by

FARVISION EDUCATION GROUP INC.

- December 19, 2020 -

SHARE PURCHASE AGREEMENT

THIS AGREEMENT (**Agreement**) is made on December 19, 2020 (**Effective Date**).

BETWEEN:

Farvision Education Group Inc. (**Buyer**)

and

Maxine J. Schacker (**Schacker**)

and

Tina Seemann (**Seemann**)

and

Noelle-Ann Belgrave (**Belgrave**)

BACKGROUND:

A. The Buyer desires to purchase the Purchased Shares from the Sellers (as defined in Recital C), and the Sellers desire to sell the Purchased Shares to the Buyer, on the terms and conditions described in this Agreement.

B. The registered and beneficial owners of the 300 issued and outstanding shares of the Corporation are the following:

Seller	Number and Class of Shares
Maxine J. Schacker	138 Class A Common
Tina Seemann	72 Class A Common
Noelle-Ann Belgrave	30 Class A Common
Roksolana Tchotchieva	30 Class B Common
Niall Dowdell	30 Class B Common

C. In this Agreement Schacker, Seemann, Belgrave, Tchotchieva and Dowdell are collectively referred to as the **Sellers**; and the Buyer and the Sellers are collectively referred to as the **Parties**).

THEREFORE the Parties agree as follows:

1. **DEFINITIONS AND INTERPRETATION**

1.1 A non-exhaustive list of defined terms is set out in Schedule A.

1.2 Whenever any provision in this Agreement requires the approval, consent, agreement, waiver, or similar, of the Sellers, the same may only be given by a Seller who owns a majority of the Class A

Common shares held by the Sellers. Such approval, consent, agreement, waiver or similar shall be binding on all of the Sellers.

2. **PURCHASE AND SALE**

2.1 Subject to the terms and conditions of this Agreement, on Closing the Sellers will sell, and the Buyer will purchase, the Purchased Shares, free and clear of all encumbrances, for the consideration specified in Section 7.1.

3. **PURCHASE PRICE**

3.1 The **Purchase Price** for the Purchased Shares is $2,600,000 CAD and has two components: (i) a fixed or guaranteed purchase price of $2,100,000 (**Fixed Purchase Price**), inclusive of deposits, plus (ii) post-closing performance-based payments aggregating up to $500,000; as set out below.

4. **PURCHASE PRICE PAYMENT**

4.1 The Purchase Price shall be paid as follows:

(a) by payment of Initial Deposits totalling $200,000 (**Initial Deposits**) in accordance with Section 6.1;

(b) by payment of an Additional Deposit of $800,000 (**Additional Deposit**) in accordance with Section 6.2;

(c) by payment on Closing of $820,000 (**Closing Amount**), subject to adjustment in accordance with this Agreement, otherwise as set out in Section 7.1(a); and

(d) by payments after Closing aggregating $280,000 (**Deferred Purchase Price**) in accordance with Section 7.1(b) and

(e) by payments totalling up to $500,000 based on the performance of the Corporation after Closing, in accordance with Section 8.

4.2 The Buyer shall pay the foregoing components of the Purchase Price that are due to the Sellers on or after the date of this Agreement by wire transfer of immediately available funds unless otherwise mutually agreed between any Seller(s) and the Buyer in respect of such Seller(s). All such Buyer payments shall be held in trust, for distribution to each of the Sellers in proportion to their percentage ownership of the total number of Purchased Shares shown in Recital B.

5. **CLOSING**

(a) The closing of the Transaction (**Closing**) shall take place thirty (30) days after receipt by the Parties of the Ministry Approval (as defined in Section 14.3) from the Ontario Ministry of Training, Colleges and Universities (**Ministry**) (such date shall be referred to as the **Closing Date**), or at such other time or on such other date as the Sellers and the Buyer may mutually agree on in writing.

(b) Closing shall take place in accordance with the procedures in Section 22.

6. **DEPOSITS**

6.1 As of the Effective Date, the Buyer has paid deposits in the aggregate amount of $200,000 (**Initial Deposits**) to AimHome Realty Inc., Brokerage, (**Brokerage**), which are held in trust for the Sellers.

6.2 Subsequent to the execution of this Agreement and prior to the Closing Date, the Buyer shall pay by wire transfer an additional deposit (**Additional Deposit**) of $800,000 at such date as elected by the Buyer at its sole discretion, and the

6.3 The following apply to the Initial Deposit and the Additional Deposit (together the **Deposits**):

(a) The Initial Deposit shall be held in trust by the Brokerage, to be paid to the Sellers on Closing or at such other time as set out in this Agreement.

(b) The usage of the Additional Deposit shall be held in trust as directed by the Buyer, to be paid to the Sellers on Closing or at such other time as set out in this Agreement.

(c) If the Transaction does not close by the Closing Date or where the Transaction is terminated due to the failure of the Ministry to grant Ministry Approval, the Brokerage and the Seller shall promptly return to the Buyer the full balance of the Deposits.

7. **PURCHASE PRICE AND PAYMENT**

7.1 The Buyer shall pay the Closing Amount and the Deferred Purchased Price as follows:

(a) On Closing, the Buyer shall pay the Closing Amount to the Sellers or as they may further direct by wire transfer, which together with the Deposits, to be paid to the Sellers then is consideration for the transfer by the Sellers to the Buyer of 70% of the Purchased Shares (**Closing Purchased Shares**) as set out in the table below:

Seller	Number and Class of Shares Transferred on Closing
Maxine J. Schacker	96.6 Class A Common
Tina Seemann	50.4 Class A Common
Noelle-Ann Belgrave	21 Class A Common
Roksolana Tchotchieva	21 Class B Common
Niall Dowdell	21 Class B Common

(b) The Deferred Purchase Price (the aggregate sum of $280,000) shall be paid by the Buyer to the Sellers by wire transfer in three instalments at the following times:

(i) on the first anniversary of Closing, $100,000;

(ii) on the second anniversary of Closing, $100,000; and

(iii) on the third anniversary of Closing, $80,000.

7.2 On the payment of each instalment of the Deferred Purchase Price described in Section 7.1(b), the Sellers shall sell, assign and transfer 10% of the Purchased Shares as described in the table below

(**Annual Purchased Shares**), such that after the third instalment payment, the Buyer will have become the legal and beneficial owner of all of the Purchased Shares:

Seller	Number and Class of Shares Transferred Annually
Maxine J. Schacker	13.8 Class A Common
Tina Seemann	7.2 Class A Common
Noelle-Ann Belgrave	3 Class A Common
Roksolana Tchotchieva	3 Class B Common
Niall Dowdell	3 Class B Common

8. EARN-OUT

8.1 As additional consideration for the Purchased Shares, the Buyer shall pay to the Seller, subject to the terms and conditions set out in this Section 8, the **Earnout Amount**, being $500,000.

8.2 The Earnout Amount shall be paid in annual instalments for the first three financial year-ends after Closing as follows, subject to Section 8.4. Within fifteen (15) days of the Corporation receiving the final version of the Corporation's audited financial statements from its accountants, the Buyer shall pay to the Sellers, or cause the Corporation to pay to the Sellers, the net income reported in such audited financial statements from the current operations of the Corporation which shall continue (**Net Income**), up to the remaining balance of the Earnout Amount (**Earnout Payment**). For certainty, if in any financial year the Net Income in such audited financial statements is equal to or less than zero, no Earnout Payment is owing for such financial year.

By way of example, if the Corporation has Net Income of $100,000, $200,000 and $300,000 in the first, second and third years after closing, the Corporation shall pay the following amounts in respect of each such year: $100,000 (first year Net Income), $200,000 (second year Net Income) and $200,000 (remainder of Earnout Payment, being less than the third year Net Income).

8.3 Subject to the terms of this Agreement, the Earnout Payment shall be made in priority to any other distribution or advance to the Corporation's shareholders, unless the consent of the Sellers is obtained (which consent is at the Sellers' sole and absolute discretion), until the Earnout Amount is paid in full, except that the Corporation is permitted to make a distribution to the Buyer if the entirety of the proceeds of such distribution are to be used to make any Earnout Payment to the Sellers contemplated by Section 8.2. Despite the preceding sentence, the Corporation is permitted to pay in full all costs including salary and contractors' fees, benefits, or bonuses to officers or employees or contractors of the Corporation arising in the ordinary course and consistent with their employment agreements or service contracts.

8.4 If the total aggregate amount of Net Income earned by the Corporation in the three years after Closing is not equal to or greater than $500,000, then the Buyer shall cause the Corporation to pay the Net Income for years four and five, as appropriate to the Sellers. If the entirety of the Earnout Amount is still not able to be paid in full to the Sellers by December 31, 2025, other than as a result of a breach of this Agreement by the Buyer, the Earnout Amount shall be then deemed to be fully paid regardless of the balance remaining.

8.5 For greater clarity, where any Net Income of the Corporation is generated from additional business operations, such Net Income if distributed to the shareholders, shall be distributed in proportion to the shares then held by such shareholders, and such distribution shall not be deemed to contribute towards or form part of the Earnout Amount unless otherwise agreed.

9. DISTRIBUTION OF PAYMENTS BETWEEN SELLERS

9.1 All payments of Purchase Price due to the Sellers pursuant to this Agreement (after deduction of amounts to be paid out of the Purchase Price to various parties as set out in Section 9.2) shall be distributed between the Sellers in accordance with the following (**Purchase Price Allocation**):

Seller	Purchase Price Allocation
Maxine J. Schacker	46%
Tina Seemann	24%
Noelle-Ann Belgrave	10%
Roksolana Tchotchieva	10%
Niall Dowdell	10%
Total	**100%**

9.2 The Sellers acknowledge as between themselves that the payments they will receive at or prior to Closing (or on failure of the Transaction to close, if applicable) shall be allocated first to pay all obligations owing to various professional advisers in respect to the Transaction and then to pay shareholder loans owing to any of the Sellers by the Corporation, prior to distribution of the balance of the Purchase Price among the Sellers. The preceding sentence also applies in respect of any payments of Deferred Purchase Price or Earnout Amounts.

10. WORKING CAPITAL

10.1 The Seller agrees to disclose the balance in the current accounts at any time as requested by the Buyer. In the Interim Period (as set out in Section 12 below) up to Closing the Corporation will continue to maintain working capital balances as in accordance with its usual operations.

10.2 On and after Closing, the Buyer will provide mutually agreed amounts of working capital to the Corporation sufficient to ensure a sound financial basis for the continued and future operation of the Corporation's business.

11. REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

11.1 Subject to Section 11.2, each Seller severally represents and warrants to the Buyer that, to his or her knowledge and belief with respect to the Corporation, and with respect to only her- or himself where a representation and warranty is made regarding the Sellers, and subject to any provision of the Disclosure Schedule or this Agreement:

(a) the Corporation is a corporation incorporated under the laws of the Province of Ontario;

(b) the Corporation has the corporate power and authority to own or lease its property and to carry on its business as now being conducted by it;

(c) the authorized capital of the Corporation consists only of two classes of shares, the Class A Common shares and the Class B Preference shares, and that as of the date of this Agreement, the Corporation has only issued such shares to the Sellers;

(d) except for the Buyer's rights pursuant to this Agreement, a non-voting shareholder agreement dated May 6, 2015, and a founding shareholder agreement dated February 17, 1999, no person has any option, warrant, right, call, commitment, conversion right, right of exchange, or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call commitment, conversion right, right of exchange, or other agreement for (i) the purchase from the Corporation of any shares of the Corporation or for the purchase from the Corporation of any shares of any subsidiaries; (ii) the purchase, subscription, allotment, or issuance of any unissued shares or securities of the Corporation or any subsidiaries; or (iii) other than in the ordinary course of the business, the purchase or other acquisition from the Corporation or any subsidiary of any of its undertakings, property, or assets;

(e) Each Seller is the registered and beneficial owner with good and marketable title, free and clear of any encumbrances, of his or her Purchased Shares;

(f) this Agreement has been duly executed and delivered by the Sellers and constitutes a valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults;

(g) the corporate records of the Corporation are reasonably complete and accurate, and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable laws and with the articles and by-laws of the Corporation;

(h) the execution and delivery of this Agreement by the Sellers, the consummation of the transactions, and the fulfillment by the Sellers of the terms, conditions, and provisions hereof will not materially (with or without the giving of notice or lapse of time or both):

(i) contravene or violate or result in a breach or default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of either the Sellers or the Corporation under:

a) any applicable law;

b) any judgment, order, writ, injunction or decree of any regulatory authority having jurisdiction over the Corporation;

c) the articles, by-laws, or any resolutions of the board of directors or shareholders of the Corporation;

d) any consent held by the Corporation necessary to the ownership of any of the shares of the Corporation or the operation of the business of the Corporation; or

c) the provisions of any contract to which the Corporation is a party or by which any of its properties or assets are bound; or

(ii) result in the creation or imposition of any encumbrance of any kind on any of the shares of the Corporation or any of the property or assets of the Corporation;

(i) the Corporation is a private issuer as that term is defined in NI 45-106 and the sale of the shares of the Corporation by the Sellers to the Buyer will be made in compliance with the Ontario *Securities Act*;

(j) the Corporation does not have any indebtedness or liabilities (whether accrued, absolute, contingent or otherwise) nor any outstanding commitments or obligations of any kind, except for (A) its current operating credit facilities and debt owing to shareholders to be repaid at Closing, (B) obligations incurred in the ordinary course of business (including but not limited to suppliers) to the date of Closing, (C) obligations referred to or reflected directly or indirectly in its audited financial statements, and (D) subject to subsection 11.1(n) below, (potential) termination notice/pay and severance obligations accrued in favour of employees to the date of Closing if they were to be terminated after Closing;

(k) the Corporation has complied, and its business is now being conducted in compliance, with all laws applicable to the business and the Corporation;

(l) the Sellers make no representation or warranty respecting the material tangible personal property used by the Corporation in or in connection with its business or any part thereof, and such personal property is being provided "as is, where is";

(m) the property and assets of the Corporation, other than software licensed to the Corporation, are owned by the Corporation as the beneficial owner with good and marketable title, free and clear of all encumbrances;

(n) there are no actions, suits or proceedings, judicial or administrative, (whether or not purportedly on behalf of the Corporation) pending or threatened, by or against or affecting the Corporation, at law or in equity, or before any court or by any regulatory authority;

(o) the contracts disclosed by email, or uploaded into the data room, or made available for review at the Corporation's office, or actually provided or described to the Buyer on or prior to the date of this Agreement, a partial list of which is attached as Section 11.1(o) of the Disclosure Schedule, constitute all of the material contracts of the Corporation (**Existing Contracts**). Without limiting the generality of the foregoing, other than as disclosed as aforesaid to the Buyer prior to the date hereof, the Corporation is not a party to or bound by any:

(i) distributor, sales, advertising, agency, or manufacturer's representative contract;

(ii) continuing contract for the purchase of materials, supplies, equipment, other than in the ordinary course of the business of the Corporation, or services, other than contracts with students of the Corporation, all of which are in Corporation standard form without material deviation;

(iii) employment or consulting contract;

(iv) profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance, or other plan or agreement providing benefits to any current or former director, officer, employee or consultant;

(v) trust indenture, mortgage, promissory note, loan agreement, guarantee, or other contract for the borrowing of money;

(vi) commitment for charitable contributions;

(vii) contract for capital expenditures;

(viii) contract for the sale of any assets to customers, other than in the ordinary course of business;

(ix) contract pursuant to which the Corporation is a lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property material to the business of the Corporation;

(x) confidentiality, secrecy, or non-disclosure contract (whether the Corporation is an obligor or beneficiary thereunder) relating to any proprietary or confidential information, or any non-competition, non-solicitation or similar contract;

(xi) license, franchise or other contract that relates in whole or in part to any intellectual property, other than off-the-shelf software;

(xii) agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of, or any agreement to provide financial assistance of any kind to, or any other person (except for cheques endorsed for collection);

(xiii) contract with any officer, director, employee, shareholder or any other person not dealing at arm's length with the Corporation, other than shareholder agreements previously disclosed; or

(xiv) contract entered into by the Corporation other than in the ordinary course of the business.

(p) the Corporation:

(i) has performed all of its obligations required to be performed by it and is entitled to all of the benefits under any Existing Contracts to which it is bound;

(ii) is not in breach of any Existing Contract and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and all such contracts are in good standing and in full force and effect in accordance with their written terms and unamended; and

(iii) has provided the Buyer a true and complete copy of each Existing Contract and all amendments, if applicable.

(q) where the Sellers have provided a template version of an Existing Contract, such template is materially representative of all agreements of that type currently in force;

(r) the Corporation has all of its applicable property and assets insured against loss or damage as set out in the applicable insurance agreements, which are reasonable in cover and extent compared with Canadian businesses of similar type, size and industry, and such insurance coverage will be continued in full force and effect to and including the Closing;

(s) the Corporation has filed on a timely basis all tax returns required to be filed. All such tax returns are complete and accurate in all respects. All taxes due from or payable by the Corporation for periods (or portions thereof) ending on or prior to the date of this Agreement and the Closing, as applicable, have been paid or will be provided for by the Closing. There are no actions, objections, appeals, suits or other proceedings or claims in progress, pending or threatened against the Corporation, in respect of taxes, and in particular there are no currently outstanding assessments or written enquiries that have been issued or raised by any regulatory authority relating to any such taxes. No claim has ever been made by a regulatory authority of any jurisdiction where the Corporation does not file tax returns that the Corporation may be subject to taxation by that jurisdiction. There are no encumbrances pending on or with respect to any of the assets of the Corporation that arose in connection with any failure (or alleged failure) to pay any tax.

(t) No artwork which is displayed in the Corporation's premises, is the property of the Corporation. The ownership status of student artwork, whether an original or a copy, is captured in the students' contract with the Corporation; the Sellers' artwork is on indefinite loan to the college.

(u) the Corporation's business name, as registered with the Ontario Ministry of Government and Consumer Services, is Max the Mutt College of Animation, Art & Design;

(v) the Corporation and the Sellers are not non-residents of Canada within the meaning of the *Income Tax Act*;

(w) the Corporation does not have any subsidiary corporations or business entities in which it owns shares or other similar interests;

(x) the Corporation is the sole owner of any intellectual property, including without limitation, any logos, written advertisements, that it uses in the conduct of its business, except for software used in the conduct of its business. The Corporation has not licensed or otherwise granted the use of any of its intellectual property to any party;

11.2 Despite any provision of Section 11.1, (a) the Sellers shall not be liable to the Buyer or its successors and assigns for any omission or incorrectness in the representations that is not material to, or do not have a materially adverse impact on, the Corporation as a whole or, as applicable, the business as a whole and (b) this provision is deemed to form part of each representation and warranty.

12. REPRESENTATIONS AND WARRANTIES OF BUYER

12.1 The Buyer represents and warrants to the Sellers that:

(a) the Buyer is a corporation duly incorporated and validly subsisting under the laws of the Province of Ontario;

(b) the Buyer has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement;

(c) the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults;

(d) none of the execution and delivery of this Agreement, the performance of the Buyer's obligations under this Agreement, or the completion of the transactions contemplated by this Agreement, will result in or constitute a breach of any term or provision of, or constitute a default under, the articles or by-laws of the Buyer or any agreement or other commitment to which the Buyer is a party;

(e) the Buyer is purchasing the Purchased Shares as principal, and falls within the category of buyer set out in NI 45-106 of the Canadian Securities Administrators such that its purchase of the Purchased Shares is in compliance with the Ontario *Securities Act*.

(f) no authorization, approval, order, consent of, or filing with, any governmental authority is required on the part of the Buyer in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement; and

(g) as of Closing, the Buyer will not be a "Canadian" within the meaning of the *Investment Canada Act* (Canada).

12.2 Despite any provision of Section 11.1, (a) the Buyer shall not be liable to the Seller or their successors and assigns for any omission or incorrectness in the representations that are not material to, or do not have a materially adverse impact on the Corporation or Sellers as a whole or, as applicable, the business as a whole and (b) this provision is deemed to form part of each representation and warranty.

13. **INTERIM PERIOD OPERATION**

13.1 During the period beginning on the date of this Agreement and ending at the Closing (**Interim Period**), the Sellers will cause the Corporation:

(a) to conduct the business diligently as it has been conducted prior to the date of this Agreement and to refrain from entering into any material contract or arrangement except in the ordinary course of the business, or with the prior written consent of the Buyer;

(b) to continue in full force all of its insurance policies;

(c) to pay all costs related to the operations of the business from the cash inflows of the Corporation and from any credit facility available to the Corporation;

(d) to comply in all material respects with all laws applicable to the business; and

(e) to apply for, maintain in good standing and renew all Permits.

13.2 The Sellers will, and will cause the Corporation to, (i) permit the Buyer through its authorized representatives, until the Closing, to have reasonable access during normal business hours to the Corporation's business premises and its Books and Records, and (ii) furnish in summary form to the Buyer any financial or operating data and other information with respect to the Corporation or the business of the Corporation as the Buyer may reasonably request; all of the foregoing so as to enable the Buyer to remain informed of material events arising during the Interim Period. The collection, use and disclosure of Personal Information by any of the Parties before the Closing is restricted to those purposes that relate to the Transaction.

14. COVENANTS OF PARTIES

14.1 The Buyer covenants that following the Closing it will, and will cause the Corporation to:

(a) use and disclose the Personal Information under its control at the time of the Closing solely for the purposes for which that Personal Information was collected or permitted to be used or disclosed before the Transaction was completed;

(b) neither use nor disclose any of that Personal Information for any purpose for which its use and disclosure was not permitted before the Closing;

(c) protect that Personal Information by security safeguards appropriate to the sensitivity of the information; and

(d) give effect to any withdrawal of consent made in accordance with clause 4.3.8 of Schedule 1 of the *Personal Information Protection and Electronic Documents Act* (Canada).

14.2 MTCU Bond Security

(a) The Buyer and Schacker agree that as of Closing each of Schacker/the Corporation and the Buyer shall be responsible for half of the security for the MTCU Bond. The amount of the MTCU Bond is assessed annually by MTCU. For 2019 - 2020 the bond amount is $175,000 (with half being $87,500). As of the date of this Agreement, Schacker has contributed $109,000 of the security for the MTCU Bond and the Corporation has contributed $66,000 of the security for the MTCU Bond. Therefore, on Closing the Buyer shall provide security of $87,500 to the Ministry in respect of the MTCU Bond, and Schacker may reduce her security to $21,500, while the Corporation maintains its $66,000 of security.

(b) On or before June 30, 2021, the Buyer shall replace, or shall cause the Corporation to replace, the entirety of Schacker's remaining security for the MTCU Bond so that Schacker's security for the MTCU Bond is nil as of the date on which Schacker is no longer a shareholder of the Corporation (the "**Exit Date**"). From the Exit Date forward, the Corporation and/or the Buyer shall (to the exclusion of Schacker) provide all security required in respect of any bonds required to be posted with the Ministry in relation to the Corporation.

(c) Any payments or provision of security by the Corporation in respect of the MTCU Bond contemplated by this Section 14.2 shall be deemed not to decrease the Net Income of the Corporation for the purposes of determining the Earnout Amount to be paid to the Sellers in respect of the relevant year.

(d) The payments described in this Section 14.2 shall be made in priority to any Earnout Payment, despite Section 8.3.

14.3 Ministry Approval

(a) As soon as possible after execution by the Parties of this Agreement, the Sellers shall cause the Corporation to (i) notify the Ministry of the Transaction, the directors of the Buyer, and the Buyer and Seller representatives who the Parties agree will become directors of the Corporation on Closing, all in accordance with Ministry requirements, and (ii) apply for whatever acknowledgment, approval, consent or permit is necessary (**Ministry Approval**) in order for the Corporation to continue to conduct its business after the Transaction is completed. The Corporation in conjunction with Sellers' counsel shall prepare the notice for Ministry Approval and address all questions of the Ministry in relation thereto with the assistance of the Parties and the Buyer's counsel. Both the Buyer and the Sellers shall use all reasonable commercial efforts to promptly supply any additional information and address any issues raised by the Ministry in order to obtain Ministry Approval of the Transaction and the directors described above.

(b) If Ministry Approval is not received within 60 days of notice being filed with the Ministry, the Parties shall take such steps in respect of the Transaction as they may mutually agree.

(c) Despite anything else in this Agreement, the Buyer and the Sellers shall share in such proportions as they may mutually agree the cost of preparing the notice to the Ministry and responding to any Ministry questions or requests.

14.4 The Sellers and the Buyer shall enter into, and the Buyer shall cause the Corporation to enter into, a shareholder agreement between all of them within thirty (30) days of Closing.

14.5 All communications involving counsel-client or other confidences between Schacker, the Corporation, and Dale & Lessmann LLP or Schacker's other advisers and consultants relating to the negotiation, documentation and consummation of the Transaction, or any other matters related to the relationship between Schacker and the Corporation, (individually and collectively **Privileged Communication**), are deemed to be the sole property of Schacker and (in the case of her communications with Dale & Lessmann LLP) subject to counsel-client privilege that belongs solely to Schacker and not the Corporation. Prior to or following Closing Schacker may delete all Privileged Communication from Corporation records. Neither Buyer nor its principals or advisers will have access to, or any right to make use of, and shall delete any Privileged Communication or any related files or records maintained by Schacker's advisers that may come to the attention of Buyer or its principals or advisers before or after Closing.

14.6 The Sellers shall execute and deliver all documents and perform all acts and things necessary or appropriate to give effect to the purpose and intent of this agreement and to ensure that the representations and warranties made by the Sellers in this agreement are true and correct as of the Closing and to cause the Corporation to perform all of its obligations hereunder.

14.7 The Buyer shall execute and deliver all documents and perform all acts and things necessary or appropriate to give effect to the purpose and intent of this agreement and to ensure that the representations and warranties made by it in this agreement are true and correct as of the Closing.

15. **BUYER'S OTHER COVENANTS**

15.1 The Buyer, after Closing, agrees to use its best efforts to continue and enhance the business of the Corporation in order to ensure its long-term success.

15.2 The Buyer agrees to assume all of the costs associated with the performance of Section 14.1 and Section 16.1(a)(v).

16. **COVENANTS TO MANAGE THE CORPORATION**

16.1 During the period beginning at the Closing and ending three (3) years thereafter (with an option, by mutual agreement of the Buyer, Schacker, Seemann, and Belgrave, to extend the period by an additional two (2) years) (**Management Period**):

(a) the Buyer covenants and agrees:

(i) to establish a board of directors of the Corporation comprising seven (7) directors;

(ii) to maintain the appointment of Schacker, Seemann, and one other person appointed by the Sellers (**Managers**) on the Corporation's board of directors;

(iii) to cause the Managers to remain officers of the Corporation in the same capacity as before Closing;

(iv) to permit the Managers to continue managing the business and affairs of the Corporation in the same capacity as prior to Closing, with the understanding that the Managers will facilitate the strategic objectives of the Buyer;

(v) costs associated with the preceding Section 16.1(a)(iv) will be funded by working capital provided by the Buyer as contemplated by Section 10.2, which amount will be negotiated and agreed on by the Parties as part of the operating plan for the Corporation to be agreed jointly by the Buyer and the Managers as soon as possible after Closing;

(vi) if any one of the Managers is no longer bound by this Section 16.1, the rest of the Managers may appoint a person to replace any such Manager, subject to the approval of the Buyer, which approval shall not be unreasonably withheld;

(vii) to cause each director of the Corporation, other than the Managers, to vote in accordance with the reasonable recommendations of the Managers, so long as such recommendations are consistent with the strategic objectives of the Buyer; and

(viii) if the Buyer requires the preparation of financial statements other than in the ordinary course of business, the Buyer will be responsible for the costs of such preparation.

(b) the Managers covenant and agree:

(i) to continue to manage the business and affairs of the Corporation in the approximately the same capacity as before Closing, with the understanding that the Managers shall facilitate the strategic objectives of the Buyer, subject to any employment agreement between the Corporation and each of the Managers;

(ii) to permit the Buyer to access the Books and Records of the Corporation on demand;

(iii) to forward promptly to the Buyer the Corporation's annual financial statements on completion by the Corporation's auditors of such financial statements; and

(iv) to prepare and present an operating plan for the Corporation to its board of directors on an annual basis for approval.

16.2 If during the period beginning at the Closing and ending December 31, 2023, the aggregate Net Income of the Corporation, as set out on each of the audited financial statements prepared for the same period (but excluding any amounts agreed by the Class A Common Sellers on the one hand and the Buyer on the other), exceeds a loss of $500,000, Section 16.1 shall no longer apply, and the Buyer shall at any time thereafter be permitted to:

(a) remove the Managers from the Corporation's board of directors;

(b) remove the Managers from their roles as officers of the Corporation;

(c) remove the Managers' authorization to manage the business and affairs of the Corporation; and

(d) terminate the Managers' employment, subject to all without-cause termination notice/pay and benefit continuance requirements as required by law or any employment agreement entered into by the Corporation with each Manager then in effect.

16.3 Despite Section 16.1, if Schacker or Seemann (or both) elect not to extend their participation in management of the Corporation beyond the initial three years of the Management Period, then for each of them who so elects the provisions of Section 16.1 shall cease to apply and the Buyer may, from the date the original Management Period ends, exercise any of the options described in Section 16.2(a)-(d) in respect of such person(s). For certainty, the Management Period shall be deemed to be extended for those of Schacker and Seemann who have elected to extend the Management Period.

17. <u>CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER AND SELLER</u>

17.1 Despite anything herein contained, the obligations of the Buyer to complete the Transaction are subject to the fulfillment of the following conditions, all of which are for the sole and exclusive benefit of the Buyer, any one or more of which may be waived in writing by the Buyer:

(a) all the representations and warranties of the Sellers contained in this agreement and in any written statement, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects on the Closing as if made at and as of the Closing and the Buyer shall have received a certificate to such effect, dated as of Closing, executed by the Sellers;

(b) the Sellers shall have performed and complied in all material respects with all covenants, conditions and agreements required by this agreement to be performed or complied with by it prior to or at the Closing and the Buyer shall have received certificates to such effect dated the Closing, executed by the Sellers;

(c) the Sellers will have provided a certificate of status of the Corporation from the Ontario Ministry of Government and Consumer Services, dated as of the Closing, showing that the Corporation is in good standing and is a validly subsisting corporation;

(d) all credit facilities and debts of the Corporation (other than those referred to in Section 11.1(j) as not being required to be paid at Closing).

(e) the two shareholder agreements between various Seller parties shall have been terminated, subject to completing the Closing; and

(f) there shall have been obtained any regulatory, governmental or third party agreements, consents, waivers and/or authorizations (without any condition not contemplated hereby) necessary to permit the Buyer to complete the Transaction (included but not limited to Ministry Approval).

(g) The Corporation's Class B common shareholders having agreed (unconditionally except as specifically provided in this Agreement) to transfer all their shares of the Corporation to the Buyer in accordance with this Agreement.

(h) the Corporation's landlord's consent to the change of control on terms agreeable to the parties.

17.2 The Buyer, at its option, may waive in whole or in part any or all of the conditions set out in Section 17.1, but no such waiver of the whole or any part of any such condition which relates to a representation, warranty or covenant shall operate so as to waive, diminish the scope of or otherwise affect such representation, warranty or covenant.

17.3 Despite anything herein contained, the obligations of the Sellers to complete the Transaction are subject to the fulfillment of the following conditions, all of which are for the sole and exclusive benefit of the Sellers, any one or more of which may be waived in writing by the Sellers:

(a) all the representations and warranties of the Buyer contained in this agreement and in any written statement, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as if made at and as of the Closing and the Buyer shall have performed and complied in all material respects with all covenants, conditions and agreements required by this agreement to be performed or complied with by them prior to or at the Closing;

(b) there shall be no injunction, restraining order or other order of any nature, issued by a court of competent jurisdiction, which shall direct that this agreement or any of the transactions provided for herein not be consummated as herein provided;

(c) the Buyer will have provided a certificate of status of the Buyer from the Ontario Ministry of Government and Consumer Services, dated as of the Closing, showing that the Buyer is in good standing and is a validly subsisting corporation;

(d) there shall have been obtained any regulatory, governmental consents, waivers and/or authorizations (without any condition not contemplated hereby) necessary to permit the Corporation to complete the Transaction;

(e) where the exact date of Closing has been agreed upon by the parties in writing, the Buyer has opened a new bank account which may be used for or on behalf of the business operations of the Corporation at least five (5) days prior to the Closing Date.

17.4 The Sellers, at their option, may waive in whole or in part any or all of the conditions set out in Section 17.3, but no such waiver of the whole or any part of such condition which relates to a representation, warranty or covenant shall operate so as to waive, diminish the scope of or otherwise affect such representation, warranty or covenant.

18. NON-COMPETITION AND NON-SOLICITATION

18.1 Each of Schacker and Seemann covenants and agrees with the Buyer that she will not, for a period of five (5) years from the Closing, in any manner or capacity, whether directly or indirectly, individually, or in partnership or otherwise jointly or in conjunction with any person:

(a) advise, be engaged or interested in, be concerned or associated with, or carry on; or

(b) lend money to, provide financial assistance to, or guarantee the debts or obligations of;

a business that competes with the business of the Corporation within five hundred (500) kilometres of the City of Toronto.

18.2 Each of the Sellers covenants and agrees with the Buyer that he or she will not, for a period of five (5) years from the Closing, in any manner or capacity, whether directly or indirectly, individually or in partnership or otherwise jointly or in conjunction with any person:

(a) solicit or knowingly assist any person, directly or indirectly, to solicit any customer of the Corporation or any of its affiliates, if that solicitation is calculated to obtain the custom or trade of that customer for a business that competes with the business of the Corporation within a five hundred (500) kilometre radius of the City of Toronto; or

(b) induce or attempt to induce any customer of the Corporation or any of its affiliates to reduce or curtail his business with the Corporation or any of its affiliates or to terminate his relationship with the Corporation or any of its affiliates.

19. SURVIVAL AND INDEMNITY

19.1 All of the covenants and representations and warranties contained in this Agreement and in any other agreement or document delivered pursuant to this Agreement, including this Section 19, will survive the Closing. This provision does not apply to Previous Agreements.

19.2 Subject to the remaining provisions of this Section 18:

(a) each of the Sellers severally, with respect to the Corporation, and severally with respect only to her- or himself breaches any representation and warranty contained in this Agreement, he or she will indemnify the Buyer from and against the full amount of any Loss that it may suffer as a result of that failure; and

(b) the Buyer agrees that if it breaches any representation and warranty contained in this Agreement, it will indemnify each of the Sellers from and against the full amount of any Loss that each may suffer as a result of that failure.

19.3 If an Indemnified Party becomes aware of a Loss or potential Loss in respect of which the Indemnifying Party has agreed to indemnify it under this Agreement, the Indemnified Party will promptly give written notice (**Indemnity Notice**) of its claim or potential claim for indemnification

(Indemnity Claim) to the Indemnifying Party. An Indemnity Notice must specify with reasonable particularity (to the extent that the information is available):

(a) the factual basis for the Indemnity Claim; and

(b) the amount of the Indemnity Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive an Indemnity Notice of an Indemnity Claim in time to effectively contest the determination of any liability capable of being contested, the Indemnifying Party will be entitled to set off against the amount claimed by the Indemnified Party the amount of any Loss incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give an Indemnity Notice on a timely basis.

19.4 No Indemnity Claim may be made under Section 19.2 unless an Indemnity Notice of that Indemnity Claim is delivered to the Indemnifying Party within two (2) years after the Closing.

19.5 This Section 18 will remain in full force and effect in all circumstances and will not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its covenants, representations or warranties in this Agreement or under any agreement or other document delivered pursuant to this Agreement, or by any termination or rescission of this Agreement.

19.6 If an Indemnity Claim is regarding a claim directly by the Indemnified Party against the Indemnifying Party, the Indemnifying Party shall have 60 days from receipt of the Indemnity Notice to carry out such investigations as the Indemnifying Party considers necessary or desirable. The Indemnified Party shall promptly provide to the Indemnifying Party all information relied on by the Indemnified Party to substantiate its claim to be indemnified under this Section 19, together with all such other information as the Indemnifying Party may reasonably request. If the Parties fail to agree at or before the expiration of such 60 day period (or any mutually agreed extension), the Indemnified Party shall be free to pursue any remedies that may be available to it.

19.7 If an Indemnity Claim is regarding a claim by anyone other than the Indemnifying Party (a Third Party Claim), the Indemnifying Party shall have the right, at its expense, to participate in and/or control the negotiation, settlement or defence of the Third Party Claim, to the extent deemed necessary by the Indemnifying Party. If the Indemnifying Party elects not to control the negotiation, settlement or defence of the Third Party Claim, the Indemnified Party shall do so, subject to (i) any conditions required by the Indemnifying Party and (ii) the Indemnifying Party's prior written consent to any settlement of the Third Party Claim.

19.8 Despite any provision of this Section 19 or this Agreement, the principles of remoteness of damages and duty to mitigate will be applied in determining the quantum of Losses that can be recovered by an Indemnified Party.

20. <u>GENERAL LIMITATION ON SELLER LIABILITY</u>

20.1 Despite any provision of Section 19 or this Agreement, the Sellers' aggregate liability as a group for (i) breaches of representations and warranties in, or with respect to, this Agreement and any other agreements referred to directly or indirectly in this Agreement (including but not limited to the Previous Agreements, as that term is defined in Section 23.8), and for (ii) obligations under or breaches of Seller covenants in any of the foregoing agreements related to the conduct of the Corporation's business prior to or after Closing, shall be limited in aggregate to the amount of $780,000 (being the aggregate of the maximum Earnout Amount and Deferred Purchase Price). The Sellers' obligations to pay any amount under the preceding sentence shall apply only to the

extent (x) that any such breach or liability was not due to Buyer acts or omissions, and (y) of any amounts the Sellers have received as Earnout Amount instalments or Deferred Purchase Price instalments by the date of any settlement or court order confirming such liability and amount owing. Similarly, each Seller's individual maximum aggregate liability for the foregoing breaches and obligations, if any, is their proportionate share (equal to their current shareholding percentage) of any Earnout Amount or Deferred Purchase Price instalments that have been received by him or her to the date of settlement or court order.

21. **CONFIDENTIALITY**

21.1 Each Party agrees that it shall not, without the prior consent of the other, directly or indirectly communicate or disclose to any third-party, or use for any purpose other than in furtherance of the Transaction, any knowledge or information acquired by such Party relating to the other Party, this Transaction, or business or affairs of the Corporation.

21.2 The foregoing provisions shall not apply to information: (i) which is in the public domain; (ii) which the disclosing party can demonstrate through appropriate documentation was previously known to the disclosing party; (iii) which the disclosing party learned from a source other than the Corporation or the opposing Party, and without violation of this or any other non-disclosure obligation; or (iv) which is required to be disclosed by operation of law or the decision or order of a court or tribunal of valid jurisdiction.

22. **CLOSING PROCEDURES**

22.1 The Transaction shall be completed electronically on the Closing Date. The parties agree that:

(a) e-mail delivery of portable document format (PDF) copies of originally- or electronically-executed counterpart documents to the counsel for the intended recipient are sufficient delivery for closing and completion of the transaction herein.

(b) all documents delivered shall be held in escrow until wired Closing Amount funds (subject to the mutually-agreed adjustments in this Agreement) are received by the Sellers' legal counsel, who shall promptly confirm same to the Buyer, and on such confirmation all funds and documents shall automatically be released from escrow.

22.2 On or before Closing:

(a) the Corporation shall deliver to the Buyer share certificates representing the Closing Purchased Shares in favour of the Buyer;

(b) the Fixed Purchase Price shall be held in trust for the Sellers, and allocated among the Sellers as provided in Section 7.1(a); and all such further documents shall be delivered and action taken as may reasonably be required to give full effect to the provisions hereof.

23. **GENERAL PROVISIONS**

23.1 Each of the parties hereto shall be responsible for their own legal fees, except as otherwise set out in this Agreement.

23.2 Each party agrees to execute such other and further documents as may be necessary or proper in order to consummate or give effect to the transaction contemplated by this agreement.

23.3 This agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

23.4 This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The courts of the province of Ontario shall have sole and exclusive jurisdiction of all claims, applications and actions arising under this agreement, and all such proceedings shall be heard in Toronto.

23.5 If the Parties have any dispute or disagreement about any term of this Agreement or the interpretation of any term of this Agreement, they shall negotiate in good faith with each other for no less than 30 days to attempt to resolve such dispute or disagreement prior to resorting to any court proceedings

23.6 Any notice or other communication required or permitted to be given hereunder shall be given in English in writing and, if mailed by prepaid first class mail at any time other than within four business days prior to or at any time during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been given and received four business days after the post marked date thereof. If delivered by fax or e-mail, notice shall be deemed to have been received on the next business day following (i) confirmation by the sender's fax machine or computer system of a complete and error-free transmission, or (ii) transmission by email, if no notice of failure of transmission has been received prior to the end of the next business day. Notice of change of address shall also be governed by this Section. Notices shall be addressed as follows:

(a) If to the Buyer:

Farvision Education Group Inc.
41 Metropolitan Road, Suite 100
Toronto, ON M1R 2T5
Attention:
Email:

with a copy to (which shall not constitute notice):

LexTransact Law
3601 Highway 7 East, Suite 400
Markham, ON L3R 0M3
Attention: Francis Fan
Email: ffan@lextransact.com

(b) If to Schacker:

334 Rusholme Road
Toronto M6H 2Z5
Email: Maxine.schacker@gmail.com

with a copy to (which shall not constitute notice):

Dale & Lessmann LLP
181 University Avenue, Suite 2100
Toronto, ON M5H 3M7
Attention: Andrew Frei
Phone : 416-601-6838 / Fax: 416-863-1009
Email: afrei@dalelessmann.com

(c) If to Seemann:

145 Lambertlodge Ave.
Toronto M6G 3X4
Email: tinajseemann@gmail.com

(d) If to Belgrave:

c/o Maxine Schacker
334 Rusholme Road
Toronto M6H 2Z5
Email:

23.7 The provisions of this Agreement that apply to any period of time following expiry or termination of this Agreement shall not terminate on such expiry or termination, but shall survive and shall not merge on the Closing of the Transaction.

23.8 If there is any conflict, ambiguity or inconsistency between any provision or principle in this Agreement (or the scope and/or breadth of any such provision or principle) and any provision or principle in any other agreement between some or all of the Parties regarding the transfer, conduct, ownership, financing, liability or indemnity of or for the Corporation, its shares or its business (collectively, **Previous Agreements**), the provisions (or principles, as the case may be) of this Agreement shall apply (and any provision or principle in in any Previous Agreement that provides the Buyer with any right(s) or remedy(ies) different from, or of broader or greater scope than, those in this Agreement shall not apply). Subject to the preceding sentence, all provisions of Previous Agreements that do apply regarding any of the foregoing aspects shall applied and interpreted in a manner and spirit, and to the extent , consistent with this Agreement.

23.9 This Agreement shall enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators, successors and permitted assigns; provided that the Buyer shall not assign any of its rights or obligations under this Agreement other than with the prior written consent of the Sellers.

IN WITNESS WHEREOF the parties hereto have executed and delivered this agreement as of the Effective Date.

FARVISION EDUCATION GROUP INC.

Per: ____________________

Name:

Title:

I have the authority to bind the corporation

Witness	Maxine J. Schacker
Witness	Tina Seemann
Witness	Noelle-Ann Belgrave

Schedule A

Defined Terms

In and for the purposes of this agreement:

"**Annual Purchased Shares**" means the part of the Purchased Shares transferred to the Buyer by the Sellers after payment of each instalment of the Deferred Purchase Price, as further described in Section 7.2.

"**Books and Records**" means books, ledgers, files, lists, reports, plans, logs, deeds, surveys, correspondence, operating records, tax returns and other data and information, including all data and information stored on computer-related or other electronic media, maintained with respect to the business and the Corporation.

"**Closing**" means the closing of the Transaction.

"**Closing Date**" has the meaning given to it in Section 5(a).

"**Closing Purchased Shares**" means seventy percent (70%) of the Purchased Shares as further described in Section 7.1(a).

"**Corporation**" means Max the Mutt Animation Inc., a corporation incorporated under the laws of Ontario.

"**Earnout Amount**" means has the meaning set out in Section 8.1.

"**Indemnified Party**" means the Party entitled to make a claim for indemnification under any provision of Section 19.

"**Loss**" means any loss, liability, damage, cost, expense, charge, fine, penalty or assessment including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise and all interest, fines, penalties and reasonable professional fees and disbursements, but excluding loss of profits and punitive, exemplary, indirect, special and consequential damages.

"**Ministry**" means the Ontario Ministry of Training, Colleges and Universities.

"**MTCU Bond**" means the bond, in the amount of $175,000 (for 2019 - 2020), that is required to be maintained pursuant to the Permit issued by the Ministry.

"**Parties**" means the Sellers and the Buyer, collectively, and "**Party**" means any of them;

"**Permits**" means the authorizations, registrations, permits, certificates of approval, approvals, grants, licenses, quotas, consents, commitments, rights or privileges (other than those relating to the intellectual property) issued or granted by any governmental authority to the Corporation.

"**Purchase Price**" has the meaning set out in Section 7.1.

"**Purchase Price Allocation**" means the allocation of the Purchase Price between the Vendors, and any other amounts due to the Vendors, as described in Section 9.1.

"**Purchased Shares**" means the issued and outstanding shares in the capital of the Corporation held by each Seller as set out below:

Seller	Number and Class of Shares
Maxine J. Schacker	138 Class A Common
Tina Seemann	72 Class A Common
Noelle-Ann Belgrave	30 Class A Common
Roksolana Tchotchieva	30 Class B Common
Niall Dowdell	30 Class B Common

"Transaction" means the transaction of sale and purchase provided for in Section 2.1;